Exhibit 99.4

Morningstar Inc. and Subsidiaries
Unaudited Pro Forma Condensed Consolidated Financial Statements

On March 1, 2006, Morningstar, Inc. (Morningstar) acquired Ibbotson Associates, Inc. (Ibbotson), a privately held firm specializing in asset allocation research and services. This acquisition fits several of Morningstar’s growth strategies and broadens our reach in the areas of investment consulting, managed retirement accounts, and institutional and advisor software.

For purposes of the Unaudited Pro Forma Condensed Consolidated Statement of Operations, we assume the Ibbotson acquisition occurred on January 1, 2005.

The Unaudited Pro Forma Condensed Consolidated Balance Sheet gives effect to the Ibbotson acquisition as if it had occurred on December 31, 2005.

These Unaudited Pro Forma Condensed Consolidated Financial Statements (“the unaudited pro forma financial statements”) have been prepared based on preliminary estimates of fair values of the assets acquired and liabilities assumed as of December 31, 2005. The actual amounts recorded for the acquisition may differ materially from the information presented here. The purchase price has been allocated on a preliminary basis based on management’s best estimates of fair value, with the excess cost over net tangible and identifiable intangible assets acquired being allocated to goodwill. These allocations are subject to change pending a final analysis of the fair value of the assets acquired and liabilities assumed as of March 1, 2006 (the acquisition date). In addition, post-closing adjustments to the purchase price will affect the purchase price allocation.

The unaudited pro forma financial statements presented are for illustration purposes only and do not necessarily indicate the operating results or financial position that would have been achieved if the Ibbotson acquisition had occurred at the beginning of the period presented, nor is it indicative of future operating results or financial position.

These unaudited pro forma financial statements do not reflect any operating efficiencies and cost savings that we may achieve with respect to the combined companies, nor do they include the effects of restructuring activities.

The unaudited pro forma financial statements should be read in conjunction with the accompanying Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements; our “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the historical consolidated financial statements and accompanying notes as of December 31, 2005 included in Morningstar’s Annual Report on Form 10-K filed with the SEC on March 16, 2006; and the Ibbotson historical consolidated financial statements and notes included as Exhibits 99.2 and 99.3 in this filing on Form 8-K/A.

Morningstar, Inc.
Unaudited Pro Forma Condensed Consolidated Balance Sheet
As of December 31, 2005

	Audited	Unaudited
(in thousands except share amounts)	Morningstar	Ibbotson	Pro Forma Adjustments (Note 4)		Pro Forma Consolidated
Assets
Current assets:
Cash and cash equivalents	$92,367	$7,588	$(94,600	)b	$5,355
Investments	60,823	—	—		60,823
Accounts receivable, net	47,530	4,986	—		52,516
Deferred tax asset, net	—	50	(50	)f	—
Income tax receivable, net	—	87	10,332	c	10,419
Other	5,495	1,449	—		6,944
Total current assets	206,215	14,160	(84,318)		136,057
Property, equipment, and capitalized software, net	17,355	1,052	—		18,407
Investments in unconsolidated entities	16,355	—	—		16,355
Goodwill	17,500	—	49,244	a	66,744
Intangible assets, net	7,251	—	55,990	a	63,241
Deferred tax asset, net	29,729	9	(22,253	)a	7,485
Other assets	1,906	144	—		2,050
Total assets	$296,311	$15,365	$(1,337)		$310,339

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable and accrued liabilities	$13,664	$3,463	$1,200	a	$18,327
Accrued compensation	26,463	2,326	(1,204	)d	27,585
Income tax payable	1,259	61	(1,320	)c	—
Deferred revenue	71,155	8,791	—		79,946
Deferred tax liability, net	833	—	(50	)f	783
Other	2,467	—	—		2,467
Total current liabilities	115,841	14,641	(1,374)		129,108
Accrued compensation	4,458	—	—		4,458
Other long-term liabilities	2,298	—	761	e	3,059
Total liabilities	122,597	14,641	(613)		136,625

Shareholders’ equity	173,714	724	(724	)a	173,714
Total liabilities and shareholders’ equity	$296,311	$15,365	$(1,337)		$310,339

See Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements.

Morningstar, Inc.
Unaudited Pro Forma Condensed Consolidated Statement of Operations
Year ended December 31, 2005

	Audited	Unaudited
(in thousands except per share amounts)	Morningstar	Ibbotson	Pro Forma Adjustments (Note 4)		Pro Forma Consolidated
Revenue	$227,114	$39,507	$—		$266,621
Operating expense: (1)
Cost of goods sold	64,408	16,092	(440	)g,h	80,060
Development	19,654	5,409	(317	)g,h	24,746
Sales and marketing	39,071	10,311	(813	)g,h	48,569
General and administrative	49,235	10,345	(3,502)		56,078
Depreciation and amortization	8,266	640	5,868	i	14,774
Total operating expense	180,634	42,797	796		224,227
Operating income (loss)	46,480	(3,290)	(796)		42,394
Non-operating income:
Interest income, net	3,078	—	(2,591	)j	487
Other income, net	121	216	—		337
Non-operating income, net	3,199	216	(2,591)		824

Income (loss) before income taxes and equity in net income of unconsolidated entities	49,679	(3,074)	(3,387)		43,218
Income tax expense	20,224	32	(2,600	)k	17,656
Equity in net income of unconsolidated entities	1,662	—	—		1,662
Net income (loss)	$31,117	$(3,106)	$(787)		$27,224

Basic income per share	$0.79				$0.69
Diluted income per share	$0.70				$0.61

Weighted average shares outstanding:
Basic	39,392		—		39,392
Diluted	44,459		14	l	44,473

	Audited	Unaudited
	Morningstar	Ibbotson	Pro Forma Adjustments (Note 4)		Pro Forma Combined
(1) Includes stock-based compensation expense of:
Cost of goods sold	$1,473	$457	$(440	)g,h	$1,490
Development	603	329	(317	)g,h	615
Sales and marketing	710	845	(813	)g,h	742
General and administrative	8,109	3,639	(3,502	)g,h	8,246
Total stock-based compensation expense	$10,895	$5,270	$(5,072)		$11,093

See Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements.

Morningstar Inc.
Notes to Unaudited Pro forma Condensed Consolidated Financial Statements

1.   Description of Transaction and Basis of Presentation

On March 1, 2006, Morningstar, Inc. (Morningstar) acquired Ibbotson Associates, Inc. (Ibbotson), a privately held firm specializing in asset allocation research and services. This acquisition fits several of Morningstar’s growth strategies and broadens our reach in the areas of investment consulting, managed retirement accounts, and institutional and advisor software. We paid $86.4 million in cash for Ibbotson, subject to working capital and post-closing adjustments.

Unaudited Pro Forma Condensed Consolidated Statement of Operations

For purposes of the Unaudited Pro Forma Condensed Consolidated Statement of Operations, we assume the Ibbotson acquisition occurred on January 1, 2005.

Morningstar and Ibbotson have different fiscal year-ends. Morningstar’s fiscal year is based on the calendar year. Ibbotson’s fiscal year-end is June 30th. As a result, the Unaudited Pro Forma Condensed Consolidated Statement of Operations for the year ended December 31, 2005 has been derived from:

•                  The audited historical consolidated statement of operations of Morningstar for the year ended December 31, 2005

•                  The audited historical consolidated statement of operations of Ibbotson for the year ended June 30, 2005 plus the unaudited statement of operations for the six months ended December 31, 2005; less the unaudited statement of operations for the six months ended December 31, 2004.

In addition, we have reclassified the operating expenses included in Ibbotson’s statement of operations and certain liabilities included in Ibbotson’s balance sheet to conform to the presentation used in Morningstar’s financial statements. These reclassifications had no effect on Ibbotson’s previously reported operating income, net income, or total liabilities.

Unaudited Pro Forma Condensed Consolidated Balance Sheet

The Unaudited Pro Forma Condensed Consolidated Balance Sheet gives effect to the Ibbotson acquisition as if it had occurred on December 31, 2005 and has been derived from:

•                  Morningstar’s audited historical consolidated balance sheet as of December 31, 2005

•                  Ibbotson’s unaudited historical consolidated balance sheet as of December 31, 2005

2.   Purchase Price

The preliminary purchase price that Morningstar paid for Ibbotson consists of the following:

($000)
Ibbotson acquisition price	$83,000
Working capital adjustment as of March 1, 2006 and other items contemplated in the Stock Purchase Agreement	3,153
Acquisition-related transaction costs	224
Total purchase price	$86,377

The acquisition was an all-cash transaction. The portion of the purchase price related to working capital is subject to post-closing adjustments.

3.   Pro Forma Purchase Price Allocation

The purchase price allocation presented in these unaudited pro forma condensed consolidated financial statements will differ from the purchase price allocation to be performed as of March 1, 2006 (date of the Ibbotson acquisition). In addition, adjustments to the purchase price allocation will be made upon settlement of the working capital or other post-closing adjustments.

For purposes of the unaudited pro forma condensed consolidated balance sheet, the $86.4 million purchase price has been allocated to the assets recorded by Ibbotson as of December 31, 2005, based on estimated fair values. In addition, the estimated fair values at December 31, 2005 have been adjusted to reflect distributions to Ibbotson shareholders and expenses directly related to the acquisition incurred by Ibbotson, which were recorded subsequent to December 31, 2005.

The following table presents the adjustments to the Ibbotson assets acquired and liabilities assumed as of December 31, 2005. The excess of the purchase price over the values assigned to identifiable intangible and net tangible assets is allocated to goodwill.

($000)
Purchase price	$86,377

Ibbotson net assets as of December 31, 2005	$724
Income tax receivable arising from stock options cancellation payment	11,652
Intangible assets	55,990
Distributions to Ibbotson shareholders made subsequent to December 31, 2005	(2,058)
Acquisition-related costs recorded by Ibbotson subsequent to December 31, 2005	(4,889)
Other current liabilities	(1,272)
Other non-current liabilities	(761)
Deferred tax liability related to intangible assets acquired	(22,253)
Total net assets acquired and liabilities assumed as of December 31, 2005	$37,133

Goodwill	$49,244

Income tax receivable

As part of the preliminary purchase price allocation, we recorded an asset of $11.7 million for the income tax benefit related to the portion of the purchase price which paid for the cancellation of Ibbotson’s employee stock options. This amount will reduce the amount we anticipate paying for income taxes in 2006.

Intangible assets other than goodwill

The preliminary purchase price allocation includes acquired intangible assets that consist primarily of customer-related assets, trade names, and technology-based assets. The estimated useful lives for these assets range from three to 25 years. The following table shows the components of these intangible assets and their weighted average estimated useful lives at March 1, 2006.

	($000)	Weighted Average Useful Life (in years)
Customer-related assets	$32,300	10
Trade names	19,770	10
Technology-based assets	2,880	5
Other intangibles	1,040	9
Total intangible assets	$55,990	10

Had the acquisition occurred on January 1, 2005, the annual amount of amortization expense related to the above intangible assets would have been $5.9 million.

Because the amortization expense for these intangible assets is not deductible for U.S. income tax purposes, we recorded a deferred tax liability of $22.3 million based on these preliminary values.

Goodwill

The goodwill resulting from the Ibbotson acquisition is not deductible for income tax purposes. Statement of Financial Accounting Standards (SFAS) No. 109, Income Taxes, prohibits recognition of a deferred tax asset or liability for goodwill temporary differences if goodwill is not amortizable and deductible for tax purposes. The goodwill will be tested at least annually for impairment in accordance with SFAS No. 142, Goodwill and Other Intangible Assets.

4.   Pro Forma Adjustments

Adjustments included in the column under the heading “Pro Forma Adjustments” relate to the following:

Unaudited Pro Forma Condensed Consolidated Balance Sheet

a. To eliminate Ibbotson’s historical equity and to record the pro forma purchase price allocation, including liabilities for distributions to Ibbotson’s shareholders and acquisition-related costs recorded by Ibbotson subsequent to December 31, 2005, as described in Note 4b. below. (See Note 3)

b. To reflect the following cash-related payments attributable to the Ibbotson acquisition:

•                  Cash paid by Morningstar of $86.4 million. The cash paid includes the acquisition price including adjustments for working capital and other items contemplated in the Stock Purchase Agreement dated as of December 9, 2005 and costs incurred related to the acquisition.

•                  Distributions of $2.1 million paid by Ibbotson to its shareholders.

•                  Acquisition-related costs of $4.9 million paid by Ibbotson subsequent to December 31, 2005.

•                  Cash paid by Ibbotson of $1.2 million for bonuses accrued as of December 31, 2005. Upon closing of the acquisition, Ibbotson made a cash disbursement to its employees for bonuses accrued through the date of acquisition.

c.               As part of the pro forma purchase price allocation, we recorded an asset of $11.7 million for the income tax benefit related to the portion of the purchase price considered payment for the cancellation of Ibbotson’s stock options. This amount will reduce the amount Morningstar anticipates paying for income taxes in 2006. (See Note 3 above.)  In addition, we reclassified the combined income tax payable of $1.3 million recorded by Morningstar and Ibbotson at December against the tax receivable.

d.              To reflect the payment of $1.2 million of Ibbotson’s employee bonuses, (see Note 4b. above), and adjust other employee-related accruals related to severance and paid time off.

e.               To record a non-current liability for lease termination expenses expected to be incurred upon vacating Ibbotson office space which is deemed to be in excess of our needs.

f.                 To reclassify the current deferred tax asset recorded by Ibbotson against the current deferred tax liability.

Unaudited Pro Forma Condensed Consolidated Statement of Operations

g.              To eliminate stock-based compensation expense of $5.3 million recorded by Ibbotson based on the recognition and measurement principles of APB Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. In conjunction with the acquisition, a portion of the purchase price paid was for the cancellation of Ibbotson’s employee stock options.

h.              To record stock based compensation expense related to an estimated value of stock options assumed to be granted to Ibbotson employees. The stock based compensation expense of $0.2 million assumes that the award was made in May 2005, consistent with the timing of Morningstar’s annual equity grant and vests over a four year period. In 2005, Morningstar recorded stock-based compensation expense based on the recognition and measurement principles of SFAS No. 123, Accounting for Stock Based Compensation.

i.                  To reflect amortization expense of intangible assets acquired for the year ended December 31, 2005. (See Note 3 above.)

j.                  To reflect a reduction of Morningstar’s interest income, assuming that the acquisition price had been paid on January 1, 2005, which would have reduced cash available for investment during the year.

k.               Adjustment to apply Morningstar’s U.S. income tax rate to the pro forma adjustments and to Ibbotson’s income before income taxes. Prior to the acquisition, Ibbotson was an S-Corporation for U.S. Federal income tax purposes.

l.                  To adjust Morningstar’s weighted average common shares outstanding for computing diluted income per share to reflect the assumed impact, using the treasury stock method, of the stock options assumed to have been granted to Ibbotson employees. The calculation assumes that the stock options were awarded in May 2005, consistent with the timing of Morningstar’s annual equity grant. (See Note 4h. above)